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                                                                                                                   EXHIBIT 12.1

                                                         Condor Systems Inc.
                                                 Ratio of Earnings to Fixed Charges

                                                        Pursuant to Item 503
                                                           Regulation S-K




                                                                                                               Three Months
                                                                    Years ended December 31,                  Ended March 31,
                                                                    ------------------------                  ---------------
Description                                               1995     1996        1997       1998      1999       1999     2000
-----------                                               ----     ----        ----       ----      ----       ----     ----

Income (loss) before income taxes                        5,266   (14,950)    (5,407)     4,262   (10,761)       127    (4,152)
     Interest expense                                      813     1,287      5,311      6,734    11,521      1,499     3,767
     Amortization of deferred financing costs             --        --          377        681       536        192       113
     Amortization of debt discount                        --        --         --          239        64         48      --
     Lease rental expense representative of interest       492       419        450        571       687        152       264
                                                        ------    ------     ------     ------    ------     ------    ------
Earnings before fixed charges                            6,571   (13,244)       731     12,487     2,047      2,018        (8)
                                                        ======    ======     ======     ======    ======     ======    ======



Fixed Charges
     Interest expense                                      813     1,287      5,311      6,734    11,521      1,499     3,767
     Amortization of deferred financing costs             --        --          377        681       536        192       113
     Amortization of debt discount                        --        --         --          239        64         48      --
     Lease rental expense representative of interest       492       419        450        571       687        152       264
                                                        ------    ------     ------     ------    ------     ------    ------
Total Fixed Charges                                      1,305     1,706      6,138      8,225    12,808      1,891     4,144
                                                        ======    ======     ======     ======    ======     ======    ======



Ratio of earnings to fixed charges                           5.0     N/A          0.1        1.5      0.2         1.1     N/A



Deficiency in earnings                                           (13,244)                                                  (8)
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